                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14( ) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.142-12

                              AMERON INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                               JOAN HAGUE
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(I)(4)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
     ---------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

   [LOGO]

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Wednesday, March 25, 1998 at 10:00 a.m. for the following purposes:

    1. To elect three directors to hold office for a term of three years, or until their successors are elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1998.

    3.  To approve the Key Executive Long-Term Cash Incentive Plan.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 10, 1998 as the record date for the determination of Stockholders entitled to vote at this meeting and any adjournments thereof.

YOUR VOTE IS IMPORTANT

Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held. Whether or not you expect to attend the Annual Meeting, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

If you are a stockholder of record and plan to attend the meeting, please check your proxy card in the space provided. If your shares are not registered in your name, please advise the stockholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

                                          JAVIER SOLIS
                                          SECRETARY

FEBRUARY 25, 1998

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101
                               FEBRUARY 25, 1998
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron International Corporation (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to Stockholders on or about February 25, 1998. The solicitation is made on behalf of the Company by its Board of Directors and the cost of solicitation will be borne by the Company.

Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given will be voted FOR the election of the three nominees for directors named below, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company and FOR the approval of the Key Executive Long-Term Cash Incentive Plan. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

The record date for the determination of Stockholders entitled to vote at the Annual Meeting is February 10, 1998. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 4,006,362 shares of Common Stock of the Company (the "Common Stock"). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that Stockholders may cumulate their votes in the election of Directors. See "Election of Directors." Common Stock is the only class of voting stock outstanding.

Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the three nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1998 and for the approval of the Key Executive Long-Term Cash Incentive Plan.

For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"),those shares will not be included in the vote totals and therefore will have no effect on the vote.

                             ELECTION OF DIRECTORS
                                 (PROXY ITEM 1)

As of the date of this Proxy Statement, the Bylaws of the Company provide for a Board of Directors composed of ten (10) directors. However, as a result of the decision of Director van Vlissingen not to stand for re-election for personal reasons, the Board of Directors has taken action to amend the Bylaws effective on the date of the Annual Meeting of Stockholders to provide for a Board of Directors composed of nine (9) directors, divided into three classes. Three Class III directors are to be elected at the 1998 Annual Meeting. J. Michael Hagan was elected to his present term of office as a Class III director at the Company's 1995 Annual Meeting of Stockholders. Alan L. Ockene was elected to his present term of office as a Class III director at the Company's 1996 Annual Meeting of Stockholders. Terry L. Haines was elected to his present term of office as a Class II director at the Company's 1997 Annual Meeting of Stockholders and will become a Class III director upon his election at the upcoming Annual Meeting of Stockholders. Class III directors will hold office until the Annual Meeting of Stockholders in the year 2001 or until their respective successors have been elected and qualified. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors or, the Board at its option, may reduce the number of directors to constitute the entire Board.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder determines. Unless you indicate otherwise on the proxy card, if you vote "FOR" all nominees, the proxies will allocate your votes equally among the nominees listed above; if you withhold authority to vote for any nominee or nominees, the proxies will allocate your votes equally among the nominees listed above except those for whom you withhold authority to vote.

The following information, which has been provided to the Company by the Directors, shows for each of the nominees for director and for each director whose term continues, principal occupation and business experience during the past five years and other affiliations.

                           1998 NOMINEES FOR DIRECTOR

J. MICHAEL HAGAN. Chairman of the Board and Chief Executive Officer of Furon Company. Age 58. He has been a director of the Company since 1994.

TERRY L. HAINES. President & Chief Executive Officer of A. Schulman, Inc. Director of First Merit Corp. and First National Bank of Ohio. Age 51. He has been a director of the Company since 1997.

ALAN L. OCKENE. Retired President and Chief Executive Officer, General Tire, Inc. and a member of the Executive Board of Directors of Continental AG of Hanover, Germany, General Tire's parent company, since 1991. Formerly Vice President, Latin America, Caribbean, Europe & Africa for Goodyear Tire & Rubber Company. Director of A. Schulman,Inc. Age 66. He has been a director of the Company since 1995.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

STEPHEN W. FOSS. Chairman, President and Chief Executive Officer, Foss Manufacturing Company, Inc. Chairman of the New Hampshire Port Authority. Director of Tyco International, Ltd. Age 55. He has been a director of the Company since 1995.

JAMES S. MARLEN. Chairman of the Board of the Company since January 1995, President and Chief Executive Officer since June 1993. Formerly Vice President GenCorp. Inc. and President, GenCorp Polymer Products since 1988. Director of A. Schulman, Inc. Mr. Marlen is also Director, Los Angeles Chamber of Commerce, Los Angeles Sports Council, The Employers Group of California and a member of the Board of Governors, Town Hall of Los Angeles. He is also a member of the Board of Visitors at The Anderson Graduate School of Management at UCLA. Mr. Marlen is a Distinguished Engineering Fellow of the University of Alabama. In February 1998, he was inducted into the State of Alabama Engineering Hall of Fame. Age
56. He has been a director of the Company since 1993.

DAVID L. SLINEY. President of Lamco Ventures, L.L.C. since 1997. Retired, Vice President, Marketing of Monsanto Co. Director of Age Wave Health Services, Inc. Age 61. He has been a director of the Company since 1997.

         CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING
                                IN THE YEAR 2000

A. FREDERICK GERSTELL. Chairman of the Board and Chief Executive Officer of CalMat Co. Age 60. He has been a director of the Company since 1995.

JOHN F. KING. President & Chief Executive Officer of Weingart Center Association since 1996. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Director of Glendale Federal Bank. Age 64. He has been a director of the Company since 1986.

RICHARD J. PEARSON. Chairman of Chachies Foods. Retired President and Chief Operating Officer, Avery Dennison. Director of Ducommun, Inc., M&R Printing Equipment, Northstar Capital, Magnet, Inc. and Atol Holdings. Age 72. He has been a director of the Company since 1981.

                          THE BOARD AND ITS COMMITTEES

The Board has standing committees, with duties and with 1997 membership and number of meetings for each as shown below. In addition to the membership shown, James S. Marlen is an ex-officio member of all committees; however, he does not vote in the actions of the Compensation & Stock Option Committee (nor the Board of Directors) with respect to stock options or matters pertaining to his own compensation.

AUDIT COMMITTEE                               Two meetings held during 1997
  MEMBERS:
    John F. King, Chairman
    J. Michael Hagan
    David L. Sliney
    F. H. Fentener van Vlissingen*
  FUNCTIONS of the Audit Committee, all of whose actions are subject to approval by the Board, are: Approve selection of independent public accountants; review and approve accounting principles, policies, and practices; scope of annual audit and audit arrangements; results of annual audit and the content and form of financial reports to be included in the Annual Report to Stockholders; and suggestions for improvements in accounting procedures and internal controls made by independent public accountants after completion of the annual audits.

COMPENSATION & STOCK OPTION COMMITTEE         Three meetings held during 1997
  MEMBERS:
    A. Frederick Gerstell, Chairman
    Stephen W. Foss
    Alan L. Ockene
    Richard J. Pearson
  FUNCTIONS of the Compensation & Stock Option Committee, all of whose actions are subject to approval by the Board, are: Review and approve salary ranges for top managerial and executive positions; approve salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation and long-term incentive plans and top management awards thereunder and any contingent compensation plans of the
    Company; fix total incentive compensation appropriation annually; administer stock compensation plans and make stock option grants and awards thereunder.

EXECUTIVE COMMITTEE                           No meetings held during 1997
  MEMBERS:
    James S. Marlen, Chairman
    Stephen W. Foss
    A. Frederick Gerstell
    Alan L. Ockene
    Richard J. Pearson
  FUNCTIONS of the Executive Committee, all of whose actions are subject to approval by the Board, are: Exercise, between meetings of the Board and while the Board is not in session, those duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board.

FINANCE COMMITTEE                             One meeting held during 1997
  MEMBERS:
    J. Michael Hagan, Chairman
    Stephen W. Foss
    Terry L. Haines
    John F. King
    F. H. Fentener van Vlissingen*
  FUNCTIONS of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their effect on the financial position of the Company; review policies, plans and performance of pension fund investments.

NOMINATING COMMITTEE                          One Meeting held during 1997
  MEMBERS:
    Richard J. Pearson, Chairman
    John F. King
    James S. Marlen
  FUNCTIONS of the Nominating Committee, all of whose actions are subject to approval by the Board, are: Recommend total size of Board, personal qualifications for membership, and tenure of directorship; review qualifications of candidates for directorship; obtain, review, and recommend candidates to fill vacancies. The
    Committee will consider nominees recommended by Stockholders whose com-
    munications can be addressed to the Nominating Committee, c/o the Secretary of the Company.

------------------------

*Mr. van Vlissingen, who has served as a director since 1972, has decided not to stand for re-election for personal reasons.

The Board of Directors met a total of 5 times in 1997 and all directors, except
F. H. Fentener van Vlissingen, attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served for the period in which they served.

COMPENSATION OF DIRECTORS AND RETIREMENT POLICIES

Directors who were not officers or employees of the Company received an annual retainer of $21,000 plus $1,800 for each Board meeting attended. Directors are available for consultation at any time by Management and normally receive no additional compensation for such consultation. For meetings of committees of the Board of Directors, a fee of $1,000 per meeting was paid. The fee was paid to each director who attended and actively participated. Chairmen of committees received an additional $250 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such special assignments were in effect during 1997. Pursuant to the 1994 Nonemployee Director Stock Option Plan approved by Stockholders at the 1994 Annual Meeting, each year on the day following the date of the Annual Meeting of Stockholders, nonemployee directors are granted an option to purchase 1,000 shares of the Company's Common Stock. These shares are exercisable in annual increments of 250 shares each, beginning on the first anniversary date of the grant and have an exercise price equal to the fair market value of the shares on the date of the grant.

The Board of Directors has a policy establishing the mandatory retirement date of each member of the Board as of the date of the Annual Meeting of Stockholders of the Company next following his or her 72nd birthday. Director Richard J. Pearson was re-elected by the Stockholders in March 1997 for a term of three years until the date of the Annual Meeting of Stockholders in the year 2000. In November 1997, the Board of Directors and its Nominating Committee concluded that Director Pearson's unique experience and knowledge of the Company and its businesses were vital to the Board of Directors, and therefore decided to grant Director Pearson a special exemption from the mandatory retirement policy so as to permit him to complete his current three-year term.

                    PROPOSAL FOR RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROXY ITEM 2)

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, as independent public accountants to examine the Company's financial statements for its fiscal year ending November 30, 1998. This firm has served as independent public accountants for the Company for many years. It has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Arthur Andersen LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 1998 AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 1998 will be permitted to stand unless the Board finds other good reason for making a change.

                            PROPOSAL FOR APPROVAL OF
                  KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
                                 (PROXY ITEM 3)

The Board of Directors of the Company adopted the Company's Key Executive Long-Term Cash Incentive Plan (the "LTIP") on April 25, 1994 and has directed that the LTIP be submitted to the Stockholders for their approval at the Annual Meeting. Approval of the LTIP by Stockholders will also constitute approval of certain outstanding awards held by James S. Marlen, as described under "Compensation of Executive Officers." The affirmative vote of a majority of Stockholders present or represented at the Annual meeting will constitute approval by the Stockholders of this proposal.

The purpose of the LTIP is to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of the Company and its operations. The following summary description of the LTIP is qualified in its entirety by reference to the full text of the LTIP attached as Exhibit "A". For specific information concerning previous awards pursuant to the LTIP, see "Compensation of Executive Officers".

The Company intends that the compensation paid pursuant to the LTIP be "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code. The LTIP is administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors. The Committee has the authority to make all determinations necessary or advisable for the ongoing administration of the LTIP and to correct or supply any omission or to reconcile any inconsistency in the LTIP in the manner and to the extent that the Committee, in its sole discretion, deems desirable to carry the LTIP into effect.

The LTIP provides an opportunity for participants to earn a cash payment following the completion of a Performance Cycle (as defined below) based on the Company's performance relative to performance objectives for that Performance Cycle. "Performance Cycles" are established by the Committee and are currently three years in length, and a new Performance Cycle begins each fiscal year. New performance objectives are established by the Committee for each Performance Cycle from among the following measures, or such other measures as the Committee in its sole discretion may select: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

Cash awards may be made under the LTIP to persons who are executive officers, other key employees and consultants who are recommended by the Company's Chief Executive Officer and approved by the Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Nothwithstanding the foregoing, the Committee may extend participation or benefits to such participants as it deems fit in its sole and absolute discretion. Seven Executives are currently eligible to participate in the LTIP.

For each Performance Cycle, the Committee assigns cash compensation to each participant, expressed as a percentage of the participant's salary (a "Target Award"), based on the participant's level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Committee establishes performance objectives for the Performance Cycle as well as the relationship between awards and different levels of achievement relative to the performance objectives. A participant's Target Award and the relationship between the participant's award and different levels of achievement are described in a Participation Agreement entered into between the Company and the participant for each Performance Cycle, a form of which is attached as Exhibit "B".

The Committee will normally not adjust a participant's Target Award during a Performance Cycle, but it reserves the right to do so in special circumstances as it deems fit, such as for example, due to the promotion or demotion of a participant. In the event of an increase or decrease in a participant's Target Award during a Performance Cycle, calculation of the participant's award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

Awards are determined by the Committee in accordance with the Participation Agreement no later than 90 days following the end of each Performance Cycle. The LTIP does not provide for discretionary payments outside of awards determined in accordance with the LTIP. However, the Committee reserves the right to upwardly or downwardly adjust awards for any Performance Cycle if the Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the performance objectives were established.

The maximum amount of cash compensation payable to any individual for any one Performance Cycle under the LTIP is presently limited to 100% of base salary.

The LTIP provides that awards must be paid in cash no later than 90 days following the end of the Performance Cycle, unless the timing of such payment is either: (1) voluntarily deferred by the participant to a future date in accordance with any voluntary deferral agreement offered by the Company to the participant, or (2) involuntarily deferred, if payments of awards would cause the Company to lose a tax deduction pursuant to Section 152(m) of the Internal Revenue Code of 1986, as amended, in which case the Committee may, at its sole discretion, require a participant to defer receipt of a portion of the award that exceeds the limitations to a future date specified by the Committee.

In the event of a participant's termination of service for "cause" (as defined in the LTIP), the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle. In the event of a participant's termination of service for any reason other than for cause, death, disability or retirement prior to the end of a Performance Cycle, the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle unless the number of full months of the participant's service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the participant will be entitled to a pro-rata portion of an award for that Performance Cycle. In the event of a participant's termination of service due to death, disability or retirement, the participant's award will be prorated according to formulas specified in the LTIP.

Upon a change of control of the Company prior to the end of any Performance Cycle, each participant will be entitled to receive an award under the LTIP equal to the participant's Target Award for the Performance Cycle based on the assumption that the participant's salary immediately prior to the change of control would remain constant for the remaining period of the Performance Cycle.

The Board of Directors may terminate, suspend or revoke the LTIP, with or without notice. However, unless required by law, no change may be made to the LTIP that adversely affects an award due for a completed Performance Cycle or as a result of a change of control. Upon amendment, suspension or revocation of the LTIP, the Committee may, at its sole discretion, authorize the proration or early distribution, or a combination thereof, of awards under the LTIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE AMERON KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company has been informed that as of the dates indicated the following persons were beneficial owners of more than five percent of the Company's Common Stock.

           NAME AND ADDRESS OF              SHARES OF STOCK BENEFICIALLY
             BENEFICIAL OWNER                       OWNED/AS OF             PERCENT
------------------------------------------  ----------------------------  -----------
Neuberger & Berman                          407,900(1)/Dec. 31, 1997           10.18
 605 Third Avenue
 New York, NY

Taro Iketani                                       306,396/Dec. 15, 1997        7.65
 Funakawara 18, Ichigaya
 Shinjuku-ku
 Tokyo, Japan

F. H. Fentener van Vlissingen               228,736(2)/Feb. 10, 1998            5.71
 Prinsengracht 963
 1017 KL Amsterdam,
 The Netherlands

------------------------

(1) Neuberger & Berman, LLC ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of December 31, 1997, of the shares set forth above, N&B had shared dispositive power with respect to 407,900 shares, sole voting power with respect to 269,100 shares and shared voting power on 0 shares.

(2) As of the record date, February 10, 1998, Mr. van Vlissingen held voting power on and had a beneficial interest in these shares, all of which were held by Disfood B.V. Disfood B.V. sold 225,000 shares on February 13, 1998.

SECURITY OWNERSHIP OF MANAGEMENT

As of February 10, 1998, the shares of Common Stock held by all directors, nominees for director and executive officers named in the Summary Compensation Table individually and by directors and officers as a group were:

                                                SHARES OF STOCK  VESTED SHARES HELD   RIGHTS TO ACQUIRE
                                                 BENEFICIALLY      IN TRUST UNDER        BENEFICIAL
NAME                                               OWNED(1)          401(K) PLAN        OWNERSHIP(2)       PERCENT
----------------------------------------------  ---------------  -------------------  -----------------  -----------
DIRECTORS AND NOMINEES:
  Stephen W. Foss                                      1,730                  0                  750          *
  A. Frederick Gerstell                                  500                  0                1,500          *
  J. Michael Hagan                                     1,575                  0                1,500          *
  Terry L. Haines                                        555                  0                  250          *
  John F. King                                           300                  0                1,500          *
  Alan L. Ockene                                         600                  0                  750          *
  Richard J. Pearson                                     600(3)               0                1,500          *
  David L. Sliney                                          0                  0                  250          *
  F. H. Fentener van Vlissingen                      228,736(4)               0                1,500           5.71

NAMED EXECUTIVE OFFICERS:
  James S. Marlen                                     33,000                335              106,325          *
  Javier Solis                                            37                839               15,092          *
  Gary Wagner                                            105(5)             644               13,592          *
  Thomas P. Giese                                         37                232               18,250          *
  Gordon G. Robertson                                    278                635                4,750          *

DIRECTORS AND OFFICERS AS A GROUP (INCLUDING
 THOSE ABOVE)                                        268,303              3,511              185,384           6.78(6)

------------------------

(1)  Direct ownership except as otherwise noted.

(2) Represents shares subject to options which could be exercised by April 10, 1998 by the named individuals or the Group pursuant to the 1992 Incentive Stock Compensation Plan and the 1994 Nonemployee Director Stock Option Plan.

(3)  Shares held in Pearson Family Trust, a living trust.

(4)  See Note (2) under "Security Ownership of Certain Beneficial Owners".

(5)  100 of these shares are owned jointly with his wife.

(6) If the 185,384 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 10.91%.

*   Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities & Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 1997, all Section 16(a) filing requirements were complied with, except that the Company was 10 days late in filing a Form 4 to report the sale of shares by Senior Vice President Raymond E. Foscante and was 17 days late in filing a Form 3 on behalf of Directors Haines and Sliney upon their appointment as members of the Board of Directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for each of the last three fiscal years ended November 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                           --------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS
                           ---------------------------------------------   -----------------------
NAME                                                            OTHER                   NUMBER OF      PAYOUTS          ALL
AND                                                            ANNUAL      RESTRICTED   SECURITIES   ------------      OTHER
PRINCIPAL                                                      COMPEN-       STOCK      UNDERLYING     LTIP(3)        COMPEN-
POSITION                   YEAR  SALARY($)(1)  BONUS($)(1)    SATION($)    AWARDS($)    OPTIONS(#)     PAYOUTS      SATION($)(2)
-------------------------  ----  -----------   -----------   -----------   ----------   ----------   ------------   ------------
James S. Marlen,           1997   533,157       435,000       108,819(4)       -0-       26,500           555,000      15,693
 Chairman, President, &    1996   490,601       386,000        79,290          -0-       93,500         1,100,157       8,974
 Chief Executive Officer   1995   451,151       355,000       114,767          -0-        6,325               -0-       7,114

Javier Solis               1997   182,073       100,000           -0-          -0-        5,000            92,000       1,267
 Senior Vice President of  1996   172,585        80,000           -0-          -0-          -0-           185,852       1,438
 Administration,           1995   164,916        75,000           -0-          -0-          -0-               -0-       3,097
 Secretary
 and General Counsel

Gary Wagner                1997   176,538       100,000           -0-          -0-        5,000            90,000       1,304
 Senior Vice President &   1996   158,992        80,000           -0-          -0-          -0-           173,034       1,478
 Chief Financial Officer   1995   142,288        75,000           -0-          -0-          -0-               -0-       3,968

Thomas P. Giese            1997   167,115        70,000           -0-          -0-        5,000           127,500       1,586
 Vice President, Group     1996(5)       --          --            --           --           --                --          --
 President Concrete &      1995(5)       --          --            --           --           --                --          --
 Steel Pipe Group

Gordon G. Robertson        1997   159,758        75,000        -0-             -0-          -0-               -0-      32,400
 Vice President, Group     1996(5)       --          --            --           --           --                --          --
 President Fiberglass      1995   129,096        52,000           -0-          -0-        1,000               -0-       3,506
 Pipe Group

------------------------

(1) Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during the fiscal years indicated.

(2) Amounts in this column represent: (a) Contributions by the Company to the 401(K) Savings Plan for: James S. Marlen, $2,533; Javier Solis, $451; Gary
    Wagner, $1,013; Thomas P. Giese, $1,431 and Gordon G. Robertson, $2,480, (b) Above-market interest calculated (but not paid or payable) on deferred compensation: James S. Marlen, $13,160; Javier Solis, $816; Gary Wagner, $291; Thomas P. Giese, $155 and Gordon G. Robertson, $1,128 and (c) payments made associated with a relocation for Gordon G. Robertson, $28,796.

(3) See Report of the Compensation & Stock Option Committee on Page 14 and Proposal for Approval of Key Executive Long-Term Cash Incentive Plan on
    Page 6 for a description of the Key Executive Long-Term Cash Incentive Plan ("LTIP").

(4)  $64,360 of this amount represents a Club membership.

(5) Mr. Giese was not an executive officer of the Company during 1995 and 1996; Mr. Robertson was not an executive officer during 1996.

EMPLOYMENT AGREEMENT

In May 1997, the Company entered into an Amended and Restated Employment Agreement with Mr. Marlen for his continued employment as Chairman, President and Chief Executive Officer. The term of the agreement is automatically extended so that it always has a remaining term of three years and six months, or until Mr. Marlen attains age 67 1/2, if sooner. Under the terms of the agreement Mr. Marlen's current annual base salary rate of $555,000 is subject to future merit increases based on annual reviews by the Board of Directors, with participation in the Company's Management Incentive Compensation Plan ("MICP"), its Key Executive Long-Term Cash Incentive Plan ("LTIP"), and other executive compensation and benefit plans. Under the terms of that agreement, during fiscal year 1997 the Company awarded Mr. Marlen a grant of 6,500 shares of the Company's Common Stock in the form of a stock option with a five-year vesting schedule and an exercise price of $39.50 per share, that being the New York Stock Exchange closing market price as of June 24, 1996, the date that the grant was originally approved by the Board of Directors. In the event that Mr. Marlen is terminated without cause, he would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the three and one-half years preceding termination (but not less than 60% of his annual base salary determined as of the date of termination) times a factor of 3.5. In the event that such termination is occasioned by a change of control of the Company, such severance benefit is subject to reduction in order to comply with certain IRS regulations and limitations relating to change of control. In the event of his death or long-term disability while employed, or termination for reasons other than cause, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event that he is terminated without cause, Mr. Marlen will also be entitled to continued health and medical benefits coverage at the same cost he would be paying at the time of termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                   INDIVIDUAL GRANTS                                            ANNUAL
----------------------------------------------------------------------------------------    RATES OF STOCK
                                      NUMBER OF      PERCENT OF    EXERCISE                     PRICE
                                     SECURITIES    TOTAL OPTIONS      OR                   APPRECIATION FOR
                                     UNDERLYING       GRANTED        BASE                   OPTION TERM(1)
                                       OPTIONS      TO EMPLOYEES    PRICE     EXPIRATION  ------------------
    NAME                             GRANTED (#)   IN FISCAL YEAR   ($/SH)     DATE(2)     $@5%      $@10%
-----------------------------------  -----------   --------------  --------   ----------  -------  ---------
James S. Marlen                         6,500           14.1        39.50(3)   1-01-07    161,469    409,193
                                       20,000           43.5        49.75(4)   1-30-07    625,749  1,585,773

Javier Solis                            5,000           10.9        49.75(4)   1-30-07    156,438    396,443

Gary Wagner                             5,000           10.9        49.75(4)   1-30-07    156,438    396,443

Thomas P. Giese                         5,000           10.9        49.75(4)   1-30-07    156,438    396,443

------------------------

(1) Calculated based upon a 10-year option term, compounded appreciation at 5% and 10% rates.

(2) Options are exercisable commencing 12 months after the grant date,with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(3) Market value of shares on June 24, 1996, the date the award was approved by the Board of Directors.

(4)  Market value of shares on the date of grant.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                             NUMBER OF                                                    VALUE OF UNEXERCISED
                            SECURITIES               NUMBER OF UNEXERCISED OPTIONS            IN-THE-MONEY
                            UNDERLYING      VALUE             AT FY-END(#)                OPTIONS AT FY-END($)
                              OPTIONS     REALIZED   ------------------------------  ------------------------------
    NAME                     EXERCISED       ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  -------------  ---------  --------------  --------------  --------------  --------------
James S. Marlen                  -0-        -0-              15,000               0         476,250            0(1)
                                                             11,250           3,750         253,125       84,375(2)
                                                             40,000               0       1,100,000            0(3)
                                                              6,325               0         207,935            0(4)
                                                             23,375          70,125         584,375    1,753,125(5)
                                                                  0           6,500               0      162,500(5)
                                                                  0          20,000               0      295,000(6)
Javier Solis                     -0-        -0-               2,000               0          64,000            0(7)
                                                              2,250             750          50,625       16,875(2)
                                                              8,842               0         243,155            0(3)
                                                                  0           5,000               0       73,750(6)
Gary Wagner                      -0-        -0-                 500               0          16,000            0(7)
                                                              2,250             750          50,625       16,875(2)
                                                              8,842               0         243,155            0(3)
                                                                  0           5,000               0       73,750(6)
Thomas P. Giese                  -0-        -0-               2,000               0          64,000            0(7)
                                                              1,500             500          33,750       11,250(2)
                                                             10,000               0         275,000            0(3)
                                                              3,700               0         121,638            0(4)
                                                                  0           5,000               0       73,750(6)
Gordon G. Robertson              -0-        -0-               2,000               0          64,000            0(7)
                                                              1,500             500          33,750       11,250(2)
                                                                500             500          16,438       16,438(4)

------------------------

(1) Value based upon exercise price of $32.75 and fiscal year-end 1997 market price of $64.50.

(2) Value based upon exercise price of $42.00 and fiscal year-end 1997 market price of $64.50.

(3) Value based upon exercise price of $37.00 and fiscal year-end 1997 market price of $64.50.

(4) Value based upon exercise price of $31.625 and fiscal year-end 1997 market price of $64.50.

(5) Value based upon exercise price of $39.50 and fiscal year-end 1997 market price of $64.50.

(6) Value based upon exercise price of $49.75 and fiscal year-end 1997 market price of $64.50.

(7) Value based upon exercise price of $32.50 and fiscal year-end 1997 market price of $64.50.

LONG-TERM INCENTIVE PLAN AWARDS

See Report of the Compensation & Stock Option Committee on Page 14 and Proposal for Approval of Key Executive Long-Term Cash Incentive Plan on Page 6 for a description of the Key Executive Long-Term Cash Incentive Plan (LTIP). The following table shows, for the named executive officers, the calculated future payouts, if any, under the LTIP for the three-year performance cycle which began in 1997. Threshold amounts are the minimum amounts payable under the LTIP provided that the minimum level of performance is achieved with respect to the pre-established performance objective, measured in terms of its cumulative earnings per share for that three-year cycle. If such performance is not achieved, amounts would be zero.

            LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR (1)

                                                         PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                                          OR OTHER          NON-STOCK PRICE-BASED PLANS
                                     NUMBER OF SHARES,  PERIOD UNTIL   -------------------------------------
                                      UNITS OR OTHER    MATURATION OR   THRESHOLD     TARGET
               NAME                       RIGHTS           PAYOUT          ($)          ($)      MAXIMUM ($)
-----------------------------------  -----------------  -------------  -----------  -----------  -----------
James S. Marlen                             --              3 Years     $  69,375   $   277,500  $   555,000
Javier Solis                                --              3 Years        13,800        55,200      110,400
Gary Wagner                                 --              3 Years        13,500        54,000      108,000
Thomas P. Giese                             --              3 Years        17,000        68,000      136,000
Gordon G. Robertson                         --              3 Years        16,000        64,000      128,000

------------------------

(1) Amounts shown in this table were calculated using the salaries for the listed participants in the LTIP as of December 1, 1997. Actual payouts, if any, would be based on actual salaries at November 30, 1999, the end of the performance cycle.

                                 PENSION PLANS

The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan (Salaried Section) and Ameron Supplemental Executive Retirement Plan for employees at varying pay levels and years of service. The schedule assumes retirement at age 65.

                                YEARS OF SERVICE
FINAL AVG. ANNUAL  ------------------------------------------
 COMPENSATION(1)      15         20         25         30
-----------------  ---------  ---------  ---------  ---------
        125,000       33,753     45,000     56,250     67,500
        150,000       41,070     54,760     68,450     82,140
        200,000       55,695     74,260     92,825    111,390
        250,000       70,320     93,760    117,200    140,640
        300,000       84,945    113,260    141,575    169,890
        400,000      114,195    152,260    190,325    228,390
        500,000      143,445    191,260    239,075    286,890
        600,000      172,695    230,260    287,825    345,390
        700,000      201,945    269,260    336,575    403,890
        800,000      231,195    308,260    385,325    462,390
        900,000      260,445    347,260    434,075    520,890
      1,000,000      289,695    386,260    482,825    579,390

------------------------

(1) Calculated based upon highest consecutive 60 of last 120 months of earnings prior to retirement.

Benefits shown above are computed as straight life annuity amounts. They are not subject to deduction for Social Security or other offset amounts.

For purposes of the Ameron Pension Plan, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands annual compensation to include bonuses and deferred compensation.

As of February 1, 1998, the estimated credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table are:

                                          CREDITED YEARS
                                           OF SERVICE(1)
                                                    AT AGE
                                        PRESENT       65
                                        -------     -------
James S. Marlen                          9-4/12(2)  22-4/12(2)
Javier Solis                            16-4/12       30
Gary Wagner                             12-10/12      30
Thomas P. Giese                           30          30
Gordon G. Robertson                       30          30

------------------------

(1)  The maximum credit is 30 years.

(2) Refer to Employment Agreement section on Page 11 above. In order for the Company to provide Mr. Marlen with pension benefits not less than those under the pension plan of his former employment, the credited years of service noted for Mr. Marlen include two years of credit for each year of service during the first 9-1/2 years of his employment with the Company. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).

------------------------

THE FOLLOWING REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE AND THE STOCK PRICE PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

The Compensation & Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company's various compensation programs, including its salary policies, its Management Incentive Compensation Plan ("MICP") (which comprises its annual bonus plan for management employees), its Key Executive Long-Term Cash Incentive Plan ("LTIP") and its 1992 Incentive Stock Compensation Plan. On an annual basis the Committee reviews base salary ranges for the Company's various levels of management, approves annual salaries of officers, approves MICP and LTIP awards, administers the 1992 Incentive Stock Compensation Plan and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to similarly situated officers of other general diversified manufacturing companies with similar sales and industries in the U.S., and that bonus compensation be in the form of MICP and LTIP awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company's businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company's officers should be subject to annual fluctuations based solely on such effects.

In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 1997 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

The MICP is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on earnings per share and return on sales. The Committee believes that these factors are the primary determinant of share price over time. Because of the relatively low volume of trade of the Company's stock and therefore its susceptibility to volatility based on extraneous factors, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

The LTIP was approved by the Board of Directors in April 1994. The purpose of this plan is to reward selected senior executives with above average total pay for achieving and sustaining above average long-term financial goals. Participants in the LTIP are eligible to receive cash incentive awards and grants of stock options based on the financial performance of the Company and, in some cases, a combination of the financial performance of the Company and its business units, after the end of each three-year performance cycle. The cash awards under the LTIP for the 1995-1997 performance cycle which appear in the Summary Compensation Table were earned based on the Company's successfully having exceeded its financial plan, measured in terms of its cumulative earnings per share for that three-year cycle. The determination of cash payouts, if any, under the LTIP for the fiscal years 1996-1998, 1997-1999 and 1998-2000 performance cycles will not be made until after the end of the 1998, 1999 and 2000 fiscal years, respectively. For those performance cycles, the Company's financial performance will continue to be measured based on cumulative earnings per share, with return on assets and return on equity thresholds.

The current annual base salary of $555,000 for Mr. Marlen was set in June 1997. That base salary was established based on comparability to base salaries being paid to other similarly situated officers of general diversified manufacturing companies with similar sales revenues and industries in the U.S. That base salary will be reviewed again by the Committee in June 1998. A bonus award of $435,000 was approved for payment to Mr. Marlen under the MICP with respect to fiscal 1997 based on the Company's success in meeting various financial goals established by the Committee, including earnings per share and return on sales, as well as a continuing very favorable assessment by the Committee and the Board of Directors of Mr. Marlen's individual performance and leadership. Such MICP award is in line with the average of bonus awards paid to chief executive officers of general diversified manufacturing companies with similar sales and industries in the U.S. as reported by various compensation consulting firms of national reputation. During fiscal year 1997, the Company awarded Mr. Marlen a non-qualified stock option grant of 6,500 shares under the 1992 Incentive Stock Compensation Plan at an option price of $39.50 per share, in accordance with the terms of its June 1996 employment agreement with Mr. Marlen, as reported in last year's proxy statement.

                                          A. F. GERSTELL, CHAIRMAN
                                          S. W. FOSS
                                          A. L. OCKENE
                                          R. J. PEARSON

                         STOCK PRICE PERFORMANCE GRAPH

The following line graph compares the yearly changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the Peer Group Composite described below for the period of the Company's five fiscal years commencing December 1, 1992 and ended November 30, 1997. The comparison assumes $100 invested in stock on December 1, 1992. Total return assumes reinvestment of dividends. The Company's stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            AMERON    N.Y.S.E.    PEER GROUP INDEX
12/92                        $100.00    $100.00              $100.00
11/93                         113.84     112.21               123.70
11/94                         104.48     114.08               117.85
11/95                         121.37     145.94               152.28
11/96                         166.49     181.52               177.43
11/97                         227.80     229.70               204.57
Value of Investments ($)

The Peer Group Composite is based 70% on a Building Materials Companies Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company's Protective Coatings Business Segment in comparison to the remainder of the Company's other business segments which are generically in the building materials category. The Building Materials Companies Component is comprised of the following companies: Advanced Environmental, American Building Co., American Woodmark Corp., Ameron International Corporation, Armstrong World Industries, Bairnco Corp., Bird Corp., Butler Manufacturing, CalMat Co., Ceradyne Inc., Chemfab Corporation, Consolidated Stainless, Conversion Technologies, Dal Tile Internat, Inc., Dravo Corp., Elcor Corp., Griffon Corp., Holopak Technologies Inc., Industrial Acoustics Inc., Industrial Holdings Inc., Insituform Technologies, Internacional De Ceramic, Johns Manville Corp., Knape & Vogt Mfg. Co., La-Man Corp., Martin Marietta Material, Miller Building Systems Inc., NCI Building Systems Inc., Owens Corning Fiberglass, Raytech Corp., Republic Group Inc., Seiler Pollution Control, Shaw Group Inc., Southwall Technologies, Triangle Pacific Corp., United Dominion Industries, USG Corp. and Vulcan Materials Co. The Protective Coatings Companies Component is comprised of the following companies: Ameron International Corporation, Corimon SA ADS, Dexter Corp., Ferro Corp., Insilco Corp., Lilly Industries, PPG Industries, RPM Inc., Sherwin-Williams Co., Thermacell Technologies and Valspar Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's understanding that Mr. Taro Iketani is one of the principal Stockholders of Tokyo Steel Manufacturing Co., Ltd., ("Tokyo Steel"), a Japanese corporation. Tokyo Steel owns 25% of the outstanding stock of Tamco, a California corporation. The Company owns 50% of Tamco. Tamco manufactures steel reinforcing bars. In addition, Tamco leases from the Company, certain land, buildings and improvements used in Tamco's steelmaking operations at a monthly lease rate of $30,000 payable in arrears. The lease is a net lease expiring in February, 2002 with a renewal option available to Tamco. In addition, at the end of the renewal term, Tamco has the option to purchase the property at the then current market value.

Mr. J. Michael Hagan, a Director of the Company, is Chairman of the Board and Chief Executive Officer of Furon Company. During 1997, the Company purchased materials from Furon Company in transactions totaling $611,475.

Mr. A. Frederick Gerstell, a Director of the Company, is Chairman of the Board and Chief Executive Officer of CalMat Co. During 1997, the Company purchased materials from CalMat Co. in transactions totaling $746,938.

The Company believes that the terms of the transactions described above were as favorable as could have been negotiated with unaffiliated parties.

                                 MISCELLANEOUS

COST OF SOLICITING PROXIES

The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-Stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, Stockholders are urged to return their proxies without delay.

                             STOCKHOLDER PROPOSALS

Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 meeting must be addressed to the Company,
Attention: Corporate Secretary, at the Company's principal office, and must be received there no later than October 27, 1998.

The Company's Bylaws provide that for business to be brought before an annual meeting by a shareholder, written notice must be received by the Secretary not less than 60 or more than 120 days prior to the meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.

                                 OTHER MATTERS

So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.

                                              By Order of the Board of Directors

                                                         Javier Solis, Secretary

February 25, 1998
Pasadena, California

                                                                       EXHIBIT A

                  KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
                            GENERAL PLAN DESCRIPTION

    1. NAME. The plan hereby created is known as the Ameron Key Executive Long-Term Cash Incentive Plan (the "Plan").

    2. PURPOSE. The Plan is intended to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of Ameron International Corporation (the "Company") and its operations. Specifically, the Plan is designed to:

        (1) Focus selected senior executives on achieving specific long-term financial and strategic objectives;

        (2) Provide significant award potential for achieving above average performance; and

        (3) Enhance the ability of the Company to attract and retain highly talented executives.

    3. PLAN ADMINISTRATION. The Plan shall be administered by the Compensation & Stock Option Committee of the Company's Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the authority to make all determinations necessary or advisable for the ongoing administration of the Plan and to correct or supply any omission or to reconcile any inconsistency in the Plan in the manner and to the extent that the Committee, in its sole discretion, deems desirable to carry the Plan into effect. The Committee's authority shall include but shall not be limited to:

        (1) The selection of Participants;

        (2) The establishment of Target Awards;

        (3) The establishment of Performance Cycles and Performance Objectives;

        (4) The treatment of unanticipated events materially affecting the administration of the Plan.

    4.  DEFINITIONS.  The following definitions shall apply to the Plan.

        4.1 "AWARD" means the cash compensation earned under the terms of this Plan in any one Performance Cycle.

        4.2  "BOARD" means the Board of Directors of the Company.

        4.3  "CHANGE OF CONTROL" shall mean any or all of the following:

           (1) The dissolution or liquidation of the Company;

           (2) A reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation;

           (3) Approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company;

           (4) Approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation;

           (5) A change of twenty-five percent (25%) (rounded to the next whole person) in the membership of the Board within a twelve-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve-month period.

        4.4 "CODE" refers to the Internal Revenue Code of 1986, as amended, or any successor legislation.

        4.5 "DISABILITY" means a physical or mental condition that permanently prevents the Participant from performing his or her normal duties of employment. In the event that a Participant is covered by a Company-sponsored long-term disability program and the Participant is determined to qualify for disability benefits under that program, then the Participant shall be presumed to qualify as permanently disabled for purposes of the Plan. In the event that the participant is not covered by a Company-sponsored long-term disability program, then the Participant shall be presumed to be permanently disabled for purposes of the Plan if the Committee so determines upon review of one or more medical opinions acceptable to the Committee.

        4.6 "EARLY RETIREMENT" means a voluntary Termination of Service between the ages of fifty-five (55) and sixty-five (65) provided that the Participant has at least ten (10) years of Service (not necessarily continuous) with the Company as of the date of Termination of Service.

        4.7 "NORMAL RETIREMENT" means Termination of Service at or after reaching sixty-five (65) provided that the Participant has at least five (5) years of Service with the Company (not necessarily continuous) as of the date of Termination of Service.

        4.8 "PARTICIPANT" means those executive officers, other key employees and consultants who have been recommended by the Company's Chief Executive Officer and approved by the Committee for participation in the Plan.

        4.9 "PARTICIPATION AGREEMENT" means the agreement between the Company and the Participant that describes the Performance Measures, Performance Objectives and their relationship to Awards for that Participant.

        4.10 "PERFORMANCE CYCLE" means the period of time over which Company performance is measured for determining whether and to what extent an Award is earned under the Plan.

        4.11 "PERFORMANCE MEASURES" means the specific performance measures described in Paragraph 8 hereinbelow.

        4.12 "PERFORMANCE OBJECTIVES" means the specific performance goals for the Performance Measures established by the Committee for a Performance Cycle against which actual performance is assessed under this Plan.

        4.13 "SALARY" means a Participant's ending regular base salary, before any deductions and exclusive of any bonuses, long-term incentives, payments under employee benefit programs and other non-regular forms of compensation, whether deferred or received by the Participant, in the last year of the Performance Cycle.

        4.14 "SERVICE" means substantially full-time employment or substantially full-time service as a consultant (whether active or on an authorized leave of absence) with the Company.

        4.15 "TARGET AWARD" means the cash compensation, expressed as a percentage of the Participant's Salary, that a Participant is eligible to receive if the Performance Objectives established for a particular Performance Cycle are achieved.

        4.16 "TERMINATION OF SERVICE" means a termination of Service from the Company for any reason, whether voluntary or involuntary, including death, Disability, Early Retirement or Normal Retirement.

    5. GENERAL PLAN DESCRIPTION. The Plan provides an opportunity for Participants to earn a cash payment following the completion of a Performance Cycle based on the Company's performance relative to Performance Objectives for that Performance Cycle. It is anticipated, but not required, that each Performance Cycle will be three-years in length and that a new Performance Cycle will begin each fiscal year. New Performance Objectives will be established by the Committee for each Performance Cycle.

    6. PLAN PARTICIPATION. Participation in the Plan shall be limited to executive officers, other key employees and consultants who are recommended by the Company's Chief Executive Officer and approved by the Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Notwithstanding the foregoing, the Committee may extend participation or benefits to such Participants as it deems fit in its sole and absolute discretion.

    7. AWARD DETERMINATION PROCESS. For each Performance Cycle, the Committee shall assign each Participant a Target Award based on the Participant's level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Committee shall establish Performance Objectives for the Performance Cycle as well as the relationship between Awards and different levels of achievement relative to the Performance Objectives. A Participant's Target Award and the relationship between the Participant's Award and different levels of achievement shall be described in a Participation Agreement entered into between the Company and the Participant for each Performance Cycle.

The Committee will normally not adjust a participant's Target Award during a Performance Cycle, but it reserves the right to do so in special circumstances as it deems fit, such as for example, due to the promotion or demotion of a Participant. In the event of an increase or decrease in a Participant's Target Award during a Performance Cycle, calculation of the Participant's Award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

Awards shall be determined by the Committee in accordance with the Participation Agreement no later than ninety (90) days following the end of each Performance Cycle. The Plan shall not provide for discretionary payments outside of Awards determined in accordance with the Plan. However, the Committee reserves the right to upwardly or downwardly adjust Awards for any Performance Cycle if the Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the Performance Objectives were established.

    8. PERFORMANCE MEASUREMENT. The Committee shall establish the Performance Objectives for each Performance Cycle from among the following measures, or such other measures as the Committee in its sole discretion may select: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

    9.  PAYMENT OF AWARDS.  Awards shall be paid in cash no later than ninety
(90) days following the end of the Performance Cycle, unless the timing of such payment is either: (1) voluntarily deferred by the Participant to a future date in accordance with any voluntary deferral agreement offered by the Company to the Participant, or (2) involuntarily deferred pursuant to Paragraph 10 of the Plan.

    10. INVOLUNTARY DEFERRAL. If payments of Awards pursuant to this Plan would cause the Company to lose a tax deduction pursuant to Section 162(m) of the Code, the Committee may, at its sole discretion, require a Participant to defer receipt of a portion of the Award that exceeds the limitations set out under Section 162(m) to a future date specified by the Committee. Any such deferred amounts shall be credited annually with interest at a rate determined by the Committee, but not less than the rate generally available from twelve-month Certificates of Deposit issued by a major financial institution.

    11. TERMINATION OF SERVICE. In the event of a Participant's Termination of Service for cause (as hereinafter defined), the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle. As used hereinabove the term "for cause" means termination of the Participant's employment by the Company in case of any willful breach of duty by the Participant in the course of employment, or in case of habitual neglect of duty or continued incapacity to perform.

In the event of a Participant's Termination of Service for any reason other than for cause, death, Disability, Normal Retirement or Early Retirement prior to the end of a Performance Cycle, the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle unless the number of full months of the Participant's Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the Participant will be entitled to a pro-rata portion of an Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant's Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, and shall be payable at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

In the event of the Participant's Termination of Service due to death, Disability, Normal Retirement or Early Retirement, the following provisions will apply:

        11.1 DEATH, DISABILITY OR NORMAL RETIREMENT. Upon a Participant's death, determination of Disability, or Normal Retirement prior to the end of a Performance Cycle, the Participant (or, in the case of death, the person or persons to whom the rights to any Award shall pass by reason of the Participant's death, either by will or by applicable laws of descent and distribution) shall be entitled to receive a pro-rata portion of any Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant's Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Awards payable following a Participant's death, determination of total and permanent Disability, or Normal Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

        11.2 EARLY RETIREMENT. Upon the Early Retirement of the Participant prior to the end of a Performance Cycle, the Participant shall be entitled to receive a pro-rata portion of any Award for the Performance Cycle in accordance with the terms and conditions of this Plan. Such pro-rata portions shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant's Service with the Company during the Performance Cycle, divided by twice the number of months in the Performance Cycle. Awards payable following a Participant's Early Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

    12. CHANGE OF CONTROL. Upon a Change of Control of the Company prior to the end of any Performance Cycle, each Participant shall be entitled to receive an Award under the Plan equal to the Participant's Target Award for the Performance Cycle based on the assumption that the Participant's Salary immediately prior to a Change of Control would remain constant for the remaining period of the Performance Cycle. Awards payable in accordance with this Paragraph 12 shall be paid in cash no later than thirty (30) days following the effective date of the Change of Control.

    13. NEW PARTICIPANTS. New Participants may be added to the Plan by the Committee at any time. New Participants added to the Plan during a Performance Cycle shall be eligible to receive a pro-rata Award. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant's Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Unless determined otherwise by the Committee, a new participant must be a Participant in the Plan for at least twelve months during a Performance Cycle to be eligible to receive an Award payment under the Plan.

    14.  MISCELLANEOUS PROVISIONS.

        14.1 TRANSFER RESTRICTIONS. This Award shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law (including bankruptcy) or otherwise except as provided in Paragraph 11.1 of this Plan or pursuant to a valid qualified domestic relations order. Upon any attempt to transfer, assign, pledge or hypothecate or otherwise dispose of an Award contrary to the provisions of this Plan, the Award and its associated rights and privileges shall become null and void.

        14.2 RIGHT OF EMPLOYMENT DENIED. Nothing contained herein shall confer upon the Participant any right to continue in the Service of the Company or shall interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate the Participant's Service or to increase or decrease the compensation of the Participant from the rate in existence on the date of this Plan. All Participants are employed as employees-at-will and may be terminated at any time with or without notice, and with or without cause (also subject to the terms of any separate employment agreement to the contrary).

        14.3 NO RIGHTS AS A SHAREHOLDER. Neither the Participant nor any other person legally entitled to receive a potential payment pursuant to this Plan shall be entitled to any of the rights or privileges of a shareholder of the Company solely as a result of such Award.

        14.4 UNFUNDED NATURE OF AWARD. The Company may periodically accrue estimated payouts pursuant to the Plan and charge them as an expense against the income statement of the Company. Accruals for estimated payouts do not oblige the Company to pay out any Award or any portion thereof. Each Participant is an unsecured creditor of the Company as to Awards. Neither the Participant nor any other person shall have as a result of this Plan any interest in any fund nor in any specific asset of the Company. Any reserve or other asset that the Company may establish or acquire to ensure itself of the funds to provide benefits under this Plan shall not serve in any way as security to the Participant or any other person for the Company's performance under this Plan.

        14.5 WITHHOLDING TAX. The Company shall deduct from any payment due under the Plan any sums required by federal, state or local tax law to be withheld with respect to such payment.

        14.6 AMENDMENT OR TERMINATION OF THE PLAN. This Plan may be amended, suspended or revoked at any time, with or without notice, by the Board. However, unless required by law, no change may be made to the Plan that adversely affects an Award due for a completed Performance Cycle or as a result of a Change of Control. Upon amendment, suspension or revocation of the Plan, the Committee may, at its sole discretion, authorize the proration or early distribution, or a combination thereof, of Awards under the Plan.

        14.7 EXTRAORDINARY EVENTS. If an extraordinary event occurs during any Performance Cycle which significantly alters the basis upon which the relationship between performance and Awards was established, the Committee may, in its sole discretion, make adjustments to the performance measures, weighting of measures, threshold requirements and/or relationship formulas. Events warranting such action may include, but are not limited to, changes in accounting rules or regulations, changes in regulatory rulings affecting the business of the Company, and significant unexpected changes in economic conditions resulting in "windfall" gains or losses.

        14.8 VALIDITY. In the event that any provision of this Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

        14.9 EFFECTIVE DATE. This Plan is effective as of December 1, 1993, and shall remain in effect until terminated by the Board.

        14.10 GOVERNING LAW. This Plan shall be administered, interpreted and governed under the laws of the State of California.

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 25, 1994.

                                                                       EXHIBIT B

                  KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
                        FORM OF PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (the "Agreement") is made and entered into as of the date hereinbelow by and between Ameron International Corporation, a Delaware corporation, (the "Company") and the undersigned individual (the "Participant"), with respect to the following:

                                    RECITALS

The Company's Board of Directors has adopted the Ameron Key Executive Long-Term Cash Incentive Plan (the "Plan") on April 25, 1994. The Participant has been selected to participate in the Plan in accordance with its terms. The Company and the Participant desire to formally set forth certain terms and benefits of the Plan as they apply to the Participant;

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

    1. INCORPORATION. The Plan is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan. Attachments 1 and 2 are incorporated herein and made a part hereof.

    2. PERFORMANCE OBJECTIVES. If the Company achieves the Performance Objectives as detailed in Attachment 1 hereto for the performance cycle described therein, the Participant shall be entitled to receive the Award described hereinbelow, subject to the terms and conditions of the Plan and this Agreement.

    3. LEVERAGE TABLE. Awards shall be determined based on actual Company performance relative to the Performance Measures and Performance Objectives set out in Attachment 1 and the relationships between actual performance, and those Award percentages and thresholds set forth in Attachment 2.

    4. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto (except that the Participant may not, except in the case of death, voluntarily or involuntarily assign any right to an Award hereunder).

    5. COUNTERPARTS. The Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

    6. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    7. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of California.

    8. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired.

    9. ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    10. ARBITRATION OF DISPUTE. In the event there is a dispute arising out of this Agreement, it shall be settled by final and binding arbitration which shall be conducted in accordance with the rules of the

American Arbitration Association by an arbitrator appointed in accordance with those rules and shall be conducted in or near Los Angeles, California. The decision or award entered may be entered in a court of competent jurisdiction and shall be binding upon the parties. The Company shall pay all of the Participant's reasonable fees and expenses incurred in the arbitration unless the arbitration award or any judgment by a court finds that (i) the Company did not breach any provision of this Participation Agreement in connection with the claim, dispute or other matter in question that was the subject of the arbitration, and (ii) the Participant acted in bad faith in bringing the arbitration, or, if the arbitration was brought by the Company, the Participant acted in bad faith in breaching the Participation Agreement.

    11. NON-DISCLOSURE. The Participant agrees that he or she will not disclose the contents of this Agreement with any other person, including, without limitation, any other employee of the Company, without the prior written consent of the Company. Notwithstanding the foregoing, the Participant shall be permitted to disclose the contents of this Participation Agreement to the Participant's financial and legal consultants and immediate family.

    12. TERM OF AGREEMENT. This Agreement applies only to performance for the performance cycle specified in Attachment 1.

IN WITNESS WHEREOF, the parties have executed this Agreement on
                , 19  .

                                AMERON INTERNATIONAL CORPORATION

                                By:
                                     -----------------------------------------
                                                 COMMITTEE CHAIRMAN
                                      COMPENSATION & STOCK OPTION COMMITTEE OF
                                               THE BOARD OF DIRECTORS

                                PARTICIPANT

                                By:
                                     -----------------------------------------

                                     SAMPLE
                                  ATTACHMENT 1
                           TO PARTICIPATION AGREEMENT

                PERFORMANCE MEASURES AND PERFORMANCE OBJECTIVES
                     FOR FY ___ TO FY ___ PERFORMANCE CYCLE

               PERFORMANCE MEASURES                                PERFORMANCE OBJECTIVES
---------------------------------------------------  ---------------------------------------------------
Three-year Cumulative Earnings Per Share                                      $

                                     SAMPLE
                                  ATTACHMENT 2
                           TO PARTICIPATION AGREEMENT

                                 LEVERAGE TABLE
                       FY ___ TO FY ___ PERFORMANCE CYCLE

              ACTUAL THREE-YEAR                                  AWARD AS
              CUMULATIVE EPS *                                 A % OF TARGET
                (FY    -    )                                    AWARD **
---------------------------------------------  ---------------------------------------------
               120% and above                                      200%
                    110%                                           150%
                    100%                                           100%
                     90%                                            75%
                     80%                                            50%
                     75%                                            25%
                  Below 75%                                         0%

------------------------

Note:  Interpolate for performance between discrete points
* As a percent of Performance Objective of $___ Cumulative Earnings Per Share for the Three-Year Performance Cycle.
** Target Award shall be ___% of Participant's Salary, however no Award shall be deemed earned by, or payable to, Participant unless the Average After Tax Return on Equity is equal to or greater than ___% during the Performance Cycle.

         Please mark your                                                  5084
   /X/   votes as in this
         example.
         This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
         If no direction is made, the proxy will be voted FOR items 1, 2 and 3.
--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
--------------------------------------------------------------------------------
                   FOR     WITHHELD   WITHHELD only
                   ALL     FOR ALL    for nominees
                NOMINEES   NOMINEES   listed below*
1. Election of    / /        / /           / /       Nominees: J. Michael Hagan
   Directors.                                                  Terry L. Haines
                                                               Alan L. Ockene

* Vote withheld from the following nominee(s) only:(write the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

                                                 FOR       AGAINST      ABSTAIN
2.  Ratify the appointment of Arthur
    Andersen LLP, independent public             / /         / /          / /
    accountants.

3.  Proposal to Approve the Key Executive
    Long-Term Cash Incentive Plan.               / /         / /          / /
--------------------------------------------------------------------------------


                                                  Yes, I plan to attend   / /
                                                  the Annual Meeting

                                                  No, I do not plan to    / /
                                                  attend the Annual
                                                  Meeting




SIGNATURE(S)                                                      DATE
            ------------------------------------------------------    ----------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by duly authorized officer.

                        AMERON INTERNATIONAL CORPORATION
            245 SOUTH LOS ROBLES AVENUE, PASADENA, CALIFORNIA 91101

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 P The undersigned hereby appoints James S. Marien, Javier Solis and Gary Wagner, and each of them, with full power of substitution in each, proxies
 R to vote all the shares of Ameron International Corporation ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual
 O Meeting of Stockholders to be held March 25, 1998, and at any adjournment thereof, upon the following matters as specified and in their discretion
 X upon such other business as may properly come before the meeting or any adjournment thereof.
 Y


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